NEWS Contact: Margaret M. Loebl Vice President, Chief Financial Officer and Treasurer loeblm@quakerchem.com T. 610.832.4160

For Release: Immediate

QUAKER CHEMICAL ANNOUNCES SECOND QUARTER 2014 RESULTS

•     3.5% revenue growth on increased product volume levels

•     Strong operating income leads 11% increase in non-GAAP earnings per diluted share

•     Acquisition of remaining 49% interest in Australian affiliate

July 31, 2014

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE: KWR) today announced a 3.5% increase in net sales to $191.3 million for the second quarter of 2014 compared to the second quarter of 2013 net sales of $184.8 million. Earnings per diluted share for the second quarter of 2014 were $1.16 compared to $1.22 for the second quarter of 2013, which included $0.14 of earnings per diluted share related to the prior year receipt of a mineral oil excise tax refund. Non-GAAP earnings per diluted share increased 11% to $1.11 for the second quarter of 2014 compared to $1.00 for the second quarter of 2013. The Company’s adjusted EBITDA increased 6% to approximately $25.8 million for the second quarter of 2014 compared to $24.5 million in the second quarter of 2013. For the first six months of 2014, the Company’s net sales increased 3% to $373.0 million from $361.0 million for the first six months of 2013, including a 1% negative impact due to foreign exchange rate translation. Earnings per diluted share for the first six months of 2014 were $2.13 compared to $2.26 for the first six months of 2013, with non-GAAP earnings per diluted share increasing 6% to $2.07 for the first six months of 2014 from $1.96 for the first six months of 2013. The Company’s adjusted EBITDA increased 8% to $49.6 million for the first six months of 2014 from $45.8 million for the first six months of 2013.

Michael F. Barry, Chairman, Chief Executive Officer and President commented, “We are pleased with our second quarter results especially in light of a continuing uneven global economic environment as well as negative impacts due to foreign exchange. Our 11% growth in non-GAAP earnings is an indication that our business model and competitive positioning continue to serve us well. We experienced good growth in North America and China, a continued modest recovery in Europe after the long economic downturn, and a significant decline in South America, primarily due to exchange rates and poor economic conditions.”

Mr. Barry continued, “Looking forward, we expect to see modest growth in most of our major markets, although some countries such as India and Brazil could continue to be challenging. We are also experiencing some increases in our raw material costs. However, we do believe our track record of increasing our market share and leveraging our recent acquisitions will continue and help offset the market issues we may experience. Overall, I continue to remain confident in our future and expect 2014 to be another good year for Quaker as we strive to increase revenue and non-GAAP earnings for the fifth consecutive year.”

Quaker Chemical Corporation

One Quaker Park, 901 E. Hector Street, Conshohocken, PA 19428-2380 USA

P: 610.832.4000 F: 610.832.8682

quakerchem.com

Second Quarter of 2014 Summary

Net sales for the second quarter of 2014 of $191.3 million increased approximately 3.5% from net sales of $184.8 million for the second quarter of 2013. The increase in net sales was primarily due to higher product volumes net of a decrease of approximately $0.5 million due to foreign exchange rate translation.

Gross profit increased approximately $0.9 million, or approximately 1%, from the second quarter of 2013 on the increase in sales volumes, noted above. The Company’s gross margin decreased to 35.7% for the second quarter of 2014 from 36.4% for the second quarter of 2013, which was primarily driven by a change in price and product mix and additional expenses to finalize the manufacturing cost streamlining initiative that began in the prior year in our Europe, Middle East and Africa (“EMEA”) segment.

Selling, general and administrative expenses (“SG&A”) decreased approximately $0.3 million from the second quarter of 2013. The decrease in SG&A was driven by lower incentive compensation costs in the current quarter and additional costs in the prior year period related to a South American cost streamlining initiative, partially offset by higher labor-related and acquisition-related costs.

The Company had other income of $0.1 million in the second quarter of 2014 compared to $2.3 million in the second quarter of 2013, which primarily consisted of the prior year mineral oil excise tax refund net of expense related to a change in an acquisition-related earnout liability.

Interest expense was lower in the second quarter of 2014 compared to the second quarter of 2013, primarily due to decreases in average borrowings and interest rates. Interest income was higher in the second quarter of 2014 compared to the second quarter of 2013, primarily due to interest received on several tax-related credits and an increase in the level of the Company’s cash on hand in the current period.

The Company’s effective tax rates for the second quarters of 2014 and 2013 were generally consistent at 30.6% and 31.7%, respectively, with certain timing items slightly decreasing the current quarter’s effective tax rate.

Equity in net income of associated companies (“equity income”) decreased $0.8 million from the second quarter of 2013 to the second quarter of 2014. The primary component of the Company’s equity income is its interest in a captive insurance company, which was higher in the prior year period. In addition, the Company’s equity income for the second quarter of 2014 includes a currency charge related to the conversion of certain Venezuelan Bolivar Fuerte to U.S. dollars.

Changes in foreign exchange rates, excluding the current quarter conversion of certain Venezuelan Bolivar Fuerte, negatively impacted the second quarter of 2014 net income by approximately $0.1 million, or $0.01 per diluted share.

Year-to-Date 2014 Summary

Net sales for the first six months of 2014 of $373.0 million increased 3% from $361.0 million for the first six months of 2013, primarily due to higher product volumes across most regions net of a decrease of approximately $3.2 million due to foreign exchange rate translation.

Quaker Chemical Corporation

One Quaker Park, 901 E. Hector Street, Conshohocken, PA 19428-2380 USA

P: 610.832.4000 F: 610.832.8682

quakerchem.com

Gross profit increased approximately $3.4 million, or approximately 3%, from the first six months of 2013, which was primarily driven by the increase in sales volumes, noted above, on stable gross margins of 35.7% and 36.0% for the first six months of 2014 and the first six months of 2013, respectively.

SG&A increased approximately $0.3 million from the first six months of 2013, primarily due to higher labor related costs, acquisition related costs and, also, additional costs related to an amendment to the Company’s pension plan in the United Kingdom (“UK”). These increases to the first six months of 2014 SG&A were net of lower incentive compensation costs, decreases in foreign currency exchange rate translation and additional costs in the prior year related to a South American cost streamlining initiative.

The Company had other expense of $0.4 million in the first six months of 2014, which was primarily the result of foreign exchange losses net of third party license fee income. Whereas, the Company had other income of $2.6 million in the first six months of 2013, which primarily consisted of the prior year mineral oil excise tax refund net of expense related to a change in an acquisition-related earnout liability.

Interest expense was lower in the first six months of 2014 compared to the first six months of 2013, primarily due to decreases in average borrowings and interest rates. Interest income was higher in the first six months of 2014 compared to the first six months of 2013, primarily due to interest received on several tax-related credits and an increase in the level of the Company’s cash on hand in the current period.

The Company’s effective tax rates for the first six months of 2014 and 2013 were 32.5% and 28.3%, respectively. The primary contributors to the increase in the Company’s effective tax rate were lower changes in reserves related to uncertain tax positions and certain one-time items that increased the first six months of 2014 effective tax rate. Although the tax rate remains inflated above our full year expectation, the Company estimates its full year 2014 effective tax rate to approximate 31%.

The decrease in the Company’s equity income of $1.0 million from the first six months of 2013 to the first six months of 2014 was primarily caused by lower earnings related to the Company’s equity interest in a captive insurance company. In addition, the Company’s equity income for both the first six months of 2014 and the first six months of 2013 include comparable currency charges related to the conversion of Venezuelan Bolivar Fuerte to the U.S. dollar.

Changes in foreign exchange rates negatively impacted the first six months of 2014 net income by approximately $0.8 million, or $0.06 per diluted share.

Balance Sheet and Cash Flow Items

The Company’s net operating cash flow of approximately $10.1 million for the second quarter of 2014 increased its year-to-date net operating cash flow to $8.3 million compared to $27.5 million for the first six months of 2013. The Company’s operating cash flow continued to be impacted by cash invested in working capital during the second quarter of 2014. Specifically, the Company’s accounts receivables increased primarily due to higher sales volumes at the end of the second quarter of 2014 and a further delay in timing of cash receipts, its inventory was slightly higher due to a further build of raw material stock levels, and its accounts payable were down due to timing of payments to third party suppliers. Overall, the Company’s liquidity remains strong, as its cash position continued to exceed its debt at June 30, 2014 and, also, the Company’s consolidated leverage ratio continued to be less than one times EBITDA. In June 2014, the Company acquired the remaining 49% ownership interest in its Australian affiliate, Quaker Chemical (Australasia) Pty. Limited for A$8 million from its joint venture partner, Nuplex Industries.

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Non-GAAP Measures

Included in this public release are non-GAAP financial measures of non-GAAP earnings per diluted share and adjusted EBITDA. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the financial performance of the Company, are more indicative of future operating performance of the Company, and facilitate a better comparison among fiscal periods, as the non-GAAP financial measures exclude items that are not considered core to the Company’s operations. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP.

The following are reconciliations between the non-GAAP (unaudited) financial measures of non-GAAP earnings per diluted share and adjusted EBITDA to their most directly comparable GAAP (unaudited) financial measures:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
GAAP earnings per diluted share attributable to Quaker Chemical Corporation Common Shareholders	$1.16	$1.22	$2.13	$2.26

UK pension plan amendment per diluted share	—	—	0.05	—

Mineral oil excise tax refund per diluted share	—	(0.14)	—	(0.14)

Change in acquisition-related earnout liability per diluted share	—	0.03	—	0.03

Cost streamlining initiatives per diluted share	0.02	0.02	0.02	0.02

Currency conversion impacts of the Venezuelan Bolivar Fuerte per diluted share	0.02	—	0.02	0.03

Equity income in a captive insurance company per diluted share	(0.09)	(0.13)	(0.15)	(0.24)

Non-GAAP earnings per diluted share	$1.11	$1.00	$2.07	$1.96

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net income attributable to Quaker Chemical Corporation	$15,427	$16,083	$28,157	$29,702

Depreciation and amortization	3,824	3,953	7,712	7,888

Interest expense	581	762	1,106	1,506

Taxes on income before equity in net income of associated companies	6,538	6,828	13,084	10,961

Equity income in a captive insurance company	(1,225)	(1,696)	(2,071)	(3,131)

Mineral oil excise tax refund	—	(2,540)	—	(2,540)

Change in acquisition-related earnout liability	—	675	—	675

Cost streamlining initiatives	348	402	348	402

Currency conversion impacts of the Venezuelan Bolivar Fuerte	321	—	321	357

UK pension plan amendment	—	—	902	—

Adjusted EBITDA	$25,814	$24,467	$49,559	$45,820

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Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that the Company’s demand is largely derived from the demand for its customers’ products, which subjects the Company to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, future terrorist attacks and other acts of violence. Other factors could also adversely affect us. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Conference Call

As previously announced, Quaker Chemical’s investor conference call to discuss the second quarter of 2014 results is scheduled for August 1, 2014 at 8:30 a.m. (ET). A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at http://www.quakerchem.com. You can also access the conference call by dialing 877-269-7756.

About Quaker

Quaker Chemical is a leading global provider of process fluids, chemical specialties, and technical expertise to a wide range of industries, including steel, aluminum, automotive, mining, aerospace, tube and pipe, cans, and others.  For nearly 100 years, Quaker has helped customers around the world achieve production efficiency, improve product quality, and lower costs through a combination of innovative technology, process knowledge, and customized services. Headquartered in Conshohocken, Pennsylvania USA, Quaker serves businesses worldwide with a network of dedicated and experienced professionals whose mission is to make a difference.

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Quaker Chemical Corporation

Condensed Consolidated Statement of Income

(Dollars in thousands, except per share data and share amounts)

	(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Net sales	$191,286	$184,846	$372,960	$361,039

Cost of goods sold	123,070	117,532	239,630	231,117

Gross profit	68,216	67,314	133,330	129,922
%	35.7%	36.4%	35.7%	36.0%

Selling, general and administrative expenses	47,271	47,521	93,012	92,718

Operating income	20,945	19,793	40,318	37,204
%	10.9%	10.7%	10.8%	10.3%

Other income (expense), net	117	2,301	(356)	2,647
Interest expense	(581)	(762)	(1,106)	(1,506)
Interest income	895	229	1,348	398
Income before taxes and equity in net income of associated companies	21,376	21,561	40,204	38,743

Taxes on income before equity in net income of associated companies	6,538	6,828	13,084	10,961
Income before equity in net income of associated companies	14,838	14,733	27,120	27,782

Equity in net income of associated companies	1,104	1,942	2,131	3,084

Net income	15,942	16,675	29,251	30,866

Less: Net income attributable to noncontrolling interest	515	592	1,094	1,164

Net income attributable to Quaker Chemical Corporation	$15,427	$16,083	$28,157	$29,702
%	8.1%	8.7%	7.5%	8.2%

Per share data:
Net income attributable to Quaker Chemical Corporation Common Shareholders - basic	$1.17	$1.22	$2.13	$2.26
Net income attributable to Quaker Chemical Corporation Common Shareholders - diluted	$1.16	$1.22	$2.13	$2.26

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Quaker Chemical Corporation

Condensed Consolidated Balance Sheet

(Dollars in thousands, except par value and share amounts)

	(Unaudited)
	June 30,	December 31,
	2014	2013
ASSETS

Current assets
Cash and cash equivalents	$60,232	$68,492
Accounts receivable, net	186,323	165,629
Inventories	79,272	71,557
Prepaid expenses and other current assets	20,133	23,169
Total current assets	345,960	328,847

Property, plant and equipment, net	83,342	85,488
Goodwill	58,921	58,151
Other intangible assets, net	29,657	31,272
Investments in associated companies	21,416	19,397
Deferred income taxes	22,158	24,724
Other assets	35,183	36,267
Total assets	$596,637	$584,146

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$1,348	$1,395
Accounts and other payables	80,033	75,580
Accrued compensation	12,516	20,801
Other current liabilities	26,806	33,080
Total current liabilities	120,703	130,856
Long-term debt	24,611	17,321
Deferred income taxes	6,500	6,729
Other non-current liabilities	80,113	84,544
Total liabilities	231,927	239,450

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued 13,242,167	13,242	13,196
Capital in excess of par value	95,508	99,038
Retained earnings	279,161	258,285
Accumulated other comprehensive loss	(31,587)	(34,700)
Total Quaker shareholders' equity	356,324	335,819
Noncontrolling interest	8,386	8,877
Total equity	364,710	344,696
Total liabilities and equity	$596,637	$584,146

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Quaker Chemical Corporation

Condensed Consolidated Statement of Cash Flows

For the Six months ended June 30,

(Dollars in thousands)

	(Unaudited)
	2014	2013
Cash flows from operating activities
Net income	$29,251	$30,866
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,084	6,125
Amortization	1,628	1,763
Equity in undistributed earnings of associated companies, net of dividends	(1,931)	(1,021)
Deferred compensation and other, net	3,340	(1,080)
Stock-based compensation	2,732	2,152
Gain on disposal of property, plant and equipment	(97)	(224)
Insurance settlement realized	(980)	(384)
Pension and other postretirement benefits	(926)	(1,884)
(Decrease) increase in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(20,563)	(9,913)
Inventories	(7,568)	(2,269)
Prepaid expenses and other current assets	1,157	(286)
Accounts payable and accrued liabilities	(3,873)	3,650
Net cash provided by operating activities	8,254	27,495

Cash flows from investing activities
Investments in property, plant and equipment	(5,521)	(5,202)
Payments related to acquisitions, net of cash acquired	-	(2,478)
Proceeds from disposition of assets	128	345
Interest earned on insurance settlements	23	28
Change in restricted cash, net	957	356
Net cash used in investing activities	(4,413)	(6,951)

Cash flows from financing activities
Proceeds from long-term debt	7,500	-
Repayment of long-term debt	(248)	(7,563)
Dividends paid	(6,607)	(6,428)
Stock options exercised, other	(33)	84
Excess tax benefit related to stock option exercises	267	452
Purchase of a noncontrolling interest in an affiliate	(7,532)	-
Payment of acquisition-related earnout liability	(4,709)	-
Distributions to noncontrolling affiliate shareholders	(657)	-
Net cash used in financing activities	(12,019)	(13,455)

Effect of exchange rate changes on cash	(82)	(1,090)
Net (decrease) increase in cash and cash equivalents	(8,260)	5,999
Cash and cash equivalents at the beginning of the period	68,492	32,547
Cash and cash equivalents at the end of the period	$60,232	$38,546